Exhibit 99.1

For Immediate Release

August 2, 2004

First Century Bankshares, Inc.

Reports 2004 Second Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $365 million bank holding company, announced earnings of $700,000 for the three-month period ending June 30, 2004. This represents an increase of approximately 78% from the $393,000 earned during the same period in 2003. On a per share basis, net income increased to $0.35 per diluted share for the period ended June 30, 2004, compared to $0.20 per diluted share for the period ended June 30, 2003. The earnings for both the three and six-months ended June 30, 2003, reflect the effect of certain pension plan expenses incurred in 2003 of $529,000 under the accounting provisions set forth in Statement of Financial Accounting Standards No. 88. Net income for the second quarter of 2004 produced an annualized return on average equity (ROAE) of 7.99% and an annualized return on average assets (ROAA) of 0.76% compared with second quarter 2003 ratios of 4.55% and 0.43%, respectively. Dividends for the second quarter of 2004 increased to $0.21 per share, or 5.0%, from $0.20 per share paid for the second quarter of 2003.

The performance of the Corporation during the second quarter resulted in net income of $1,401,000 for the six-month period ending June 30, 2004. This represents a 13.7% increase from the $1,232,000 earned during the same period in 2003. On a per share basis, net income increased to $0.70 per diluted share for the six-month period ended June 30, 2004, from $0.62 per diluted share for the six-month period ended June 30, 2003. As noted above, 2003 earnings were lower due to certain pension expenses. Net income for the first six months of 2004 produced an ROAE of 7.96% and an ROAA of 0.77% compared with 7.18% and 0.68%, respectively, for the prior year period. Dividends through the second quarter of 2004 increased to $0.42 per share, or 5.0%, from $0.40 per share for the six-month period ended June 30, 2003.

Significant lump sum payments that have been made from the Corporation’s pension plan in July 2004 will require a charge to earnings for the third quarter of 2004 pursuant to SFAS No. 88 which has been estimated to be approximately $375,000.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total loans improved from 1.5% at June 30, 2003 to 1.1% at June 30, 2004. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts to enhance asset quality.

First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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